                                                                    EXHIBIT 11.0




                            WEST ESSEX BANCORP, INC.
                       STATEMENT REGARDING COMPUTATION OF
                     EARNINGS PER SHARE FOR THE YEAR ENDED
                               December 31, 1998
                (Dollars in Thousands, Except Per Share Amounts)


                                                For the Calendar Year
                                               ----------------------
                                                    1998       1997
                                               ------------  --------

Basic:
  Net income..................................   $1,397,300  $736,840
  Net income applicable to common stock.......    1,397,300   736,840
  Average common shares
     outstanding-basic........................    4,062,395     N/A
  Basic earnings per share(1).................   $     0.34     N/A

Diluted:
  Net income..................................   $1,397,300  $736,840
                                                 ----------
  Average common shares outstanding-basic.....    4,062,395     N/A
  Effect of dilutive securities...............           --     N/A
                                                 ----------
  Average common shares outstanding-diluted...    4,062,395     N/A
                                                 ==========
Diluted earnings per share(1).................   $     0.34     N/A
                                                 ==========

_____________________
(1) The registrant's initial public stock offering took place on October 2, 1998. Earnings per share is calculated based on net income for 1998 and the weighted average shares outstanding since October 2, 1998 as if such shares had been outstanding the entire fiscal year.